Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Direct Digital Holdings, Inc. on Form S-8 (File No. 333-264207) of our report dated April 17, 2023 with respect to our audits of the consolidated financial statements of Direct Digital Holdings, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Direct Digital Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

April 17, 2023